UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )


Keller Manufacturing Company, Inc.
(Name of Issuer)

Common Stock, No Par Value
(Title of Class of Securities)

48767A 10 9
(CUSIP Number)


August 28, 2003
(Date of event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ]  Rule 13d-1 (b)
[ X]  Rule 13d-1 (c)
[  ]  Rule 13d-1 (d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



1. NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James W. Stuckert


2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a) (b)

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


      5. SOLE VOTING POWER

            440,000

      6. SHARED VOTING POWER



      7. SOLE DISPOSITIVE POWER

            440,000

      8. SHARED DISPOSITIVE POWER



9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            440,000

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.49%

12. TYPE OF REPORTING PERSON

      IN




Item 1.
(a)  Name of Issuer:

     Keller Manufacturing Company, Inc.

(b) Address of Issuer's Principal Executive Offices:

     701 North Water Street
     Corydon, Indiana  47112


Item 2.
(a)  Name of Person Filing:

     James W. Stuckert

(b) Address of Principal Business Office:

     501 South Fourth Avenue
     Louisville, KY  40202



(c) Place of Organization or Citizenship:

     U.S.A.

(d) Title of Class of Securities:

     Common Stock

(e) CUSIP Number:

     48767A 10 9




Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:


        If this statement is filed pursuant to Section 240.13d-1(c), check this box. [x]


Item 4.  Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


   (a) Amount Beneficially Owned:

         440,000 shares

   (b) Percent of Class:

         8.49%

   (c) Number of Shares as to which such person has:

     (i) Sole power to vote or to direct the vote

         440,000

    (ii) Shared power to vote or to direct the vote


   (iii) Sole power to dispose or to direct the disposition of

         440,000

    (iv) Shared power to dispose or to direct the disposition of


Item 5. Ownership of Five Percent or Less of a Class


         Not Applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person


         Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable


Item 8.  Identification and Classification of Members of the Group

         Not Applicable


Item 9.  Notice of Dissolution of Group

         Not Applicable


Item 10. Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 29, 2003


James W. Stuckert


S\JAMES W. STUCKERT





By: James W. Stuckert